Exhibit 10.1

Summary of Changes to

Non-Employee Directors’ Compensation

On December 5, 2006, the Board of Directors (“Board”) of The Hershey Company (the “Company”) approved an increase in the annual fee to be paid to the chairs of the Compensation and Executive Organization Committee and the Governance Committee of the Board, effective January 1, 2007.

In 2006, the chair of the Compensation and Executive Organization Committee and the chair of the Governance Committee each were paid an annual fee of $5,000 for their service as chairs of those committees and the chair of the Audit Committee was paid a fee of $10,000. The chair of the Board’s fourth standing committee, the Executive Committee, receives no compensation for his service on that committee because he is also an employee of the Company.

In 2007, the chairs of the Compensation and Executive Organization Committee, the Governance Committee and the Audit Committee each will receive $10,000 for their service as committee chair.

Except as provided above, all other terms and conditions regarding director compensation remain as outlined in the Company’s Proxy Statement for the 2006 Annual Meeting of Stockholders, filed March 14, 2006. Information regarding director compensation will also be provided in the Company’s Proxy Statement for the 2007 Annual Meeting of Stockholders, which will be filed in March 2007.